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[media logo]

PRESS RELEASE
FOR IMMEDIATE RELEASE

PRESS/INVESTOR CONTACTS:
Kevin Bourke                                     Evan Smith/Jennifer Hendrickson
Media 100 Inc.                                   Shandwick International
(508) 303-4825                                   (646) 658-8123/ (646) 658-8240
kbourke@media100.com                             evsmith@shandwick.com
                                                 jhendrickson@shandwick.com


               MEDIA 100 LOWERS EARNINGS AND REVENUE EXPECTATIONS
                         FOR ITS FOURTH FISCAL QUARTER

MARLBORO, MA (NOVEMBER 21, 2000) -- Media 100 Inc. (NASDAQ:MDEA), the leading provider of software, systems and services for streaming media on the Internet, today announced reduced revenue and earnings expectations for its fourth quarter ending November 30, 2000. The Company expects to report a loss of approximately $0.09 to $0.10 per share, excluding charges, on revenue of approximately $16,500,000 to $17,000,000. For Fiscal 2001, the Company expects to achieve revenue of approximately $74,000,000 and earnings per share of $0.05 excluding charges.

The Company will host a conference call and simultaneous Webcast today, November 21, 2000, at 5:30PM Eastern time. Details will follow in this release.

The Company also announced Mark Housley has stepped down as President and Chief Operating Officer of Media 100 for personal reasons. He will continue to serve on the Company's board of directors.

John Molinari, Chief Executive Officer of Media 100 said, "Although fourth quarter performance is disappointing, we continue to see strong prospects for the Company as we ramp up shipments of Cleaner 5 streaming software and new products come online in the quarters ahead."

The Company plans to announce its fiscal fourth quarter and full year results in the first half of January 2001.

                                   -- MORE --

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ABOUT MEDIA 100

Media 100 is the leading supplier of software, systems and services for streaming media on the Internet. Media 100 develops software and systems that simplify the creation and delivery of video on the Internet, DVD and CD-ROM. Media 100 also provides the most comprehensive suite of streaming media services to its customers by offering encoding (audio and video compression) and hosting (delivery) services for Internet broadcasters, web designers and digital media content creators. For more information, visit www.media100.com.


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON CURRENT EXPECTATIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS RISKS AND UNCERTAINTIES, INCLUDING CONTINUED DEMAND FOR AND MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, TECHNICAL RISK IN DEVELOPING PRODUCTS CONTAINING NEW TECHNOLOGIES, THE COMPANY'S ABILITY TO SUCCESSFULLY INTRODUCE AND ACHIEVE MARKET ACCEPTANCE FOR NEW PRODUCTS, COMPETITIVE PRESSURES AND OTHER FACTORS DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 30, 1999 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                          CONFERENCE CALL INFORMATION:

Please Dial:

800.231.9012 (U.S. CALLERS)
719.457.2617  (INT'L. CALLERS)

Please ask for the Media 100 Inc. conference call, hosted by John Molinari and Steve Shea.

A replay of the conference call will be available approximately one hour after the conclusion of the call until Thursday, November 23 at 5:30PM

To access the replay, please dial:

888.203.1112
719.457.0820
Passcode:  603572
(the passcode will be necessary when accessing the replay)

                              WEBCAST INFORMATION:

Go to -- http://www.media100.com/corporate/investormain.html -- and click on the StreetEvents link.

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